AMENDMENT TO AGREEMENT AND PLAN OF MERGER


This Amendment (the "Amendment") is made and entered into this __day of May, 2001 by and between PROVIDENCE CAPITAL V, INC. ("PROVIDENCE"), a Colorado corporation with a notice address of c/o Nadeau & Simmons, P.C., 56 Pine Street, Providence, Rhode Island 02903 and GS OPERATIONS CORP. ("GSOC"), a Georgia corporation with an address of 328 B Mell Avenue Atlanta, GA 30307, amending that certain Agreement and Plan of Merger and Reorganization (the "Plan") dated March 29, 2001 between PROVIDENCE and GSOC.

WHEREAS, Section 1.3 of the Plan states that the merger of GSOC with and into PROVIDENCE (the "Merger") shall be effective upon the filing of Articles of Merger and the Plan with the Secretary of State for the State of Colorado (the "Secretary"); and

WHEREAS, the Articles of Merger and the Plan have been filed with the Secretary; and

WHEREAS, the parties believe it to be in their best interest to delay the Effective Date of the Merger; and

WHEREAS, the parties have caused a notice delaying the effective date of the Articles of Merger until July 31, 2001 to be sent to the Secretary; and

WHEREAS, the parties wish to delay the Effective Date, as defined in the Plan, of the Merger until the effective date of the Articles of Merger.


NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereby agree as follows:

1--Any terms not defined herein shall have the same meaning as set forth in the Plan.

2--Section 1.3 of the Plan is hereby amended to provide as follows:

The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Nadeau & Simmons, P.C., 1250 Turks Head Building, Providence, Rhode Island 02903 at 10:00 a.m. on March 29, 2001 or at such other time and date as the parties may agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.")

Contemporaneously with or within forty-eight (48) hours after the Closing, a properly executed agreement of merger, together with fully executed articles of merger (a copy of which is attached hereto as Exhibit A) conforming to the requirements of Article 7-111 of the Colorado Business Corporation Act, and
Article 14-2-11 of the Georgia Business Corporation Code shall be filed with the Secretary of State of Colorado (the "Secretary") and with the Secretary of State of Georgia. The Merger shall become effective at the time such articles of merger are declared effective by the Secretary and (the "Effective Time").

IN WITNESS WHEREOF, the parties hereto have set their hands as of this ___ day of May, 2001.


PROVIDENCE CAPITAL V, INC.


By:_______________________________
Richard Nadeau, Jr., President

GS OPERATIONS CORP.


By:_______________________________
   _______________________________